Free Writing Prospectus
To Prospectus dated May 12, 2010 and
Preliminary Prospectus Supplement dated September 19, 2012
Filed Pursuant to Rule 433
Registration No. 333-166762

Church & Dwight Co., Inc.

$400,000,000 2.875% Notes due 2022

Final Term Sheet

September 19, 2012

Issuer:	Church & Dwight Co., Inc
Principal Amount:	$400,000,000
Maturity Date:	October 1, 2022
Coupon (Interest Rate):	2.875%
Yield to Maturity:	2.886%
Spread to Benchmark Treasury:	T + 110 bps
Benchmark Treasury:	UST 1.625% due August 15, 2022
Benchmark Treasury Price and Yield:	98-17+; 1.786%
Interest Payment Dates:	Semi-annually on each April 1 and October 1, commencing on April 1, 2013
Optional Redemption:	T+20 bps
Special Mandatory Redemption:
If the Acquisition (as defined in the preliminary prospectus supplement referred to above) is not consummated on or before March 31, 2013 or the Acquisition Agreement (as defined in the preliminary prospectus supplement referred to above) is terminated prior to such date, the issuer will be required to redeem all of the notes at a redemption price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date (as defined in the preliminary prospectus supplement referred to above).

Price to Public:	99.905%
Settlement Date:	September 26, 2012 (T+5)
Minimum Denomination:	$2,000 x $1,000
Ratings:*	Moody’s: Baa2 (Positive) S&P: BBB (Positive)
Format:	SEC Registered
CUSIP/ISIN:	171340 AH5 / US171340AH58
Joint Book-Running Managers:	Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated
Senior Co-Managers:	PNC Capital Markets LLC HSBC Securities (USA) Inc. Mitsubishi UFJ Securities (USA), Inc.
Co-Managers:
RBS Securities Inc.
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC
BMO Capital Markets Inc.
Santander Investment Securities Inc.
Scotia Capital (USA) Inc.
The Williams Capital Group, L.P.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and related preliminary prospectus supplement if you request it by calling Deutsche Bank Securities Inc. at 1-800-503-4611 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.